UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012 (February 10, 2012)

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31312	22-3461740
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ		07417
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

On February 10, 2012, Medco Health Solutions, Inc. (“Medco”) received notice from the administrator of the Medco Health Solutions, Inc. 401(k) Savings Plan (the “Plan”) that certain restrictions would be imposed on transactions by Plan participants involving the Plan. The administrator of the Plan will impose restrictions on transactions by Plan participants in order to provide for the conversion of shares of Medco common stock held by the Medco Common Stock Fund into shares of common stock of Express Scripts Holding Company and cash contingent upon the closing of the transactions contemplated under the pending merger agreement between Medco and Express Scripts, Inc. (the “mergers”), which closing remains subject to the satisfaction of the conditions set forth in such merger agreement. Plan participants will be prevented from moving money in or out of the Medco Common Stock Fund, the Express Scripts Stock Fund and the Fidelity® Institutional Money Market – Money Market Portfolio—Class I Fund.

On February 10, 2012, Medco sent a notice to its directors and executive officers informing them that, as a result of such Plan restrictions, a blackout period will be imposed on them if they continue as directors or executive officers of Express Scripts Holding Company after the closing of the mergers, and if imposed, they will be subject to certain trading restrictions with respect to Express Scripts Holding Company common stock acquired in connection with their service as a director or an executive officer of Medco or Express Scripts Holding Company, subject to certain limited exceptions.

A copy of the blackout notice to directors and executive officers of Medco, which includes the information required by Rule 104(b) of Regulation BTR, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Notice of Blackout Period, dated February 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ Thomas M. Moriarty
Thomas M. Moriarty
General Counsel, Secretary and President, Global Pharmaceutical Strategies

Date: February 13, 2012